Exhibit 2.01

LOAN SALE AGREEMENT
between
BLUE OWL CAPITAL CORPORATION II
as Parent
ORCC II Financing LLC
as FinCo
and
LOANTAKA LLC
as Purchaser
Dated as of February 18, 2026

TABLE OF CONTENTS
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TABLE OF CONTENTS
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SECTION 6.10 Binding Effect; Third-Party Beneficiaries and Assignability	19

SECTION 6.11 Merger and Integration	20

SECTION 6.12 Headings	20

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This LOAN SALE AGREEMENT, dated as of February 18, 2026 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), between Blue Owl Capital Corporation II, a Maryland corporation (“Parent”), for itself and on behalf of ORCC II Financing LLC, as seller (in such capacity, a “FinCo” and, together with Parent, the “Sellers”) and Loantaka LLC, a Delaware limited liability company, as purchaser (in such capacity, the “Purchaser”).
WITNESSETH:
WHEREAS, each FinCo is a wholly owned subsidiary of Parent;
WHEREAS, Parent and the FinCo seek to sell the Loan Assets (as defined below) to Purchaser in accordance with the terms of this Agreement;
WHEREAS, on and after the date hereof, each Seller may, from time to time on each Conveyance Date (as defined below), sell, transfer, assign, and otherwise convey, to the Purchaser, without recourse except to the extent specifically provided herein, and the Purchaser may, from time to time on each Conveyance Date, purchase all right, title and interest of each Seller (whether now owned or hereafter acquired or arising, and wherever located) in and to the Loan Assets mutually agreed by each Seller and the Purchaser; and
WHEREAS, it is each Seller’s and the Purchaser’s intention that the conveyance of the Transferred Assets (as defined below) under each assignment agreement and this Agreement is a “true sale” for all purposes, such that, upon payment of the purchase price therefor, the Transferred Assets will constitute property of the Purchaser from and after the applicable transfer date;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Purchaser and Parent, for itself and on behalf of each FinCo, as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). All capitalized terms used herein but not defined herein shall have the respective meanings specified in, or incorporated by reference into, the Indenture, dated as of November 20, 2025 (as amended, supplemented or otherwise modified and in effect from time to time, the “Indenture”), by and among the Purchaser, as Issuer, and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”).
“Administrative Agent” means the administrative agent set forth in each Credit Agreement (and any successor or replacement entity thereto).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the preamble hereto.
“Assignment Effective Date” means the date on which the books and records of the applicable Administrative Agent and/or the borrower records the assignment and transfer of legal title of the applicable Loan Assets from a Seller to the Purchaser.
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed. In addition, solely for purposes of determining the Commencement Date, Business Day excludes any day on which the New York Stock Exchange is closed.
“Commencement Date” means the date that is seven (7) Business Days after the Trade Date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.
“Convey” means to sell, transfer, assign, or otherwise convey assets hereunder (each such conveyance being herein called a “Conveyance”).
“Cost of Carry Rate” means, for the Delay Period: (i) (a) the sum of all the individual daily simple SOFRs for each day in the period from (and including) the date two (2) Business Days before the Commencement Date and to (but excluding) the date that is two (2) Business Days before the Delayed Settlement Date divided by (b) the total number of days in such period plus (ii) a spread adjustment equal to 11.448 basis points.
“Delay Period” means the period from (and including) the Commencement Date to (but excluding) the Delayed Settlement Date.
“Delayed Settlement Date” means the date following the Commencement Date on which settlement of a Conveyance occurs.
“Credit Agreement” means the credit agreement related to an underlying Loan Asset (including any amendments, supplements or other modifications executed in connection therewith from time to time).
“Credit Documents” means the Credit Agreement and all guarantees, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time.

“Excluded Amounts” means, with respect to the Loan Assets, (i) any amount that is attributable to the reimbursement of payment by or on behalf of a Seller of any taxes, fee or other charge imposed by any governmental authority on any Loan Asset, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of a Seller, (iii) any escrows relating to taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the obligor and the secured party pursuant to escrow arrangements under the related underlying Credit Documents, (iv) to the extent paid using amounts other than proceeds of the Loan Assets and proceeds of Loans, as applicable, any amount paid in respect of reimbursement for expenses owed in respect of any Loan Asset pursuant to the related underlying Credit Documents or (v) any amount paid to the Purchaser in error.
“Excluded Liabilities” means (a) any obligations or liabilities with respect to any Transferred Asset that arise from a Seller’s breach of any underlying Credit Documents or that are attributable to a Seller’s actions or obligations in any capacity other than as a lender under such instrument and (b) any claim by or on behalf of any direct or indirect equity holder of any Seller contesting this Agreement or any of the transactions contemplated hereunder.
“FinCo” has the meaning set forth in the preamble hereto.
“Interest and Accruing Fees” means interest and accruing ordinary course fees (such as commitment, facility and letter of credit fees) payable in connection with the Loan Assets pursuant to the Credit Documents, whether accruing before, on or after the Trade Date, provided that Interest and Accruing Fees shall not include PIK Interest. All Interest and Accruing Fees are calculated at the contractual rates as in effect at the relevant time(s) under the applicable Credit Documents.
“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.
“Loan Asset” means each loan identified on Schedule A hereto, and each loan identified on any Settlement Notice.
“Non-Recurring Fees” means any amendment, consent, waiver and other similar non-ordinary course fees that are payable in connection with a Loan Asset pursuant to the applicable Credit Documents from and after the Trade Date, and any other amounts payable in connection with a Loan Asset pursuant to the applicable Credit Documents from and after the Trade Date not constituting Interest and Accruing Fees or PIK Interest.
“Paid On Settlement Date Amount” means an amount equal to the accrued but unpaid amount of Interest and Accruing Fees (i) if the Assignment Effective Date occurs on or before the Commencement Date, to but excluding the Settlement Date, and (ii) if the Assignment Effective Date occurs after the Commencement Date, to but excluding the Commencement Date.
“Parent” has the meaning set forth in the preamble hereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“PIK Interest” means any paid-in-kind interest, fees or other amounts paid or payable in kind in connection with the Loan Assets pursuant to the Credit Documents.
“Proceeds” has the meaning set forth in Section 4.1(k).
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchaser” has the meaning set forth in the preamble hereto.
“Related Property” means, with respect to any Loan Asset, the property identified in clauses (i) – (iii) below, and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, accessions, proceeds and other property consisting of, arising out of, or related to any of the following (in each case, excluding the Retained Interest and Excluded Amounts):
(i)    all monies due, to become due or paid in respect of such Loan Asset, on and after the Settlement Date (other than accrued and unpaid interest due with respect to the period prior to the Settlement Date, whether in cash or in kind), including but not limited to all collections on such Loan Asset, and other recoveries thereon, in each case as they arise after the Settlement Date;
(ii)    any liens, security interests, property or assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, including, without limitation, underlying Credit Documents, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related obligor or its subsidiaries; and
(iii)    all income and proceeds of the foregoing.
“Retained Interest” means, with respect to any Loan Asset, (a) all of the obligations, if any, of the agent(s) under the documentation evidencing such Loan Asset and (b) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan Asset that relate to such portion(s) of the indebtedness and interest in other obligations that are owned by another lender.
“Sellers” has the meaning set forth in the preamble hereto.
“Settlement Date” means the date of a Conveyance, in the applicable Settlement Notice or agreed to between Parent and Purchaser from time to time.
“Settlement Notice” has the meaning set forth in Section 2.1(a).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Trade Date” means February 18, 2026.
“Transferred Asset” means each asset, including any Loan Asset, Conveyed by a Seller to the Purchaser hereunder, including with respect to each such asset, all Related Property and unfunded obligations related to such asset; provided that the foregoing will exclude the Retained Interest and the Excluded Amounts.
“Valuation Date” means February 12, 2026.
SECTION 1.2 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.
SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
SECTION 1.4 Interpretation. In this Agreement, unless a contrary intention appears:
(i)    reference to any Person includes such Person’s successors and assigns;
(ii)    reference to any gender includes each other gender;
(iii)    reference to day or days without further qualification means calendar days;
(iv)    unless otherwise stated, reference to any time means New York time;
(v)    references to “writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form;
(vi)    reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented, replaced, restated, waived or extended and in effect from time to time in accordance with the terms thereof and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(vii)    reference to any requirement of law means such requirement of law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any requirement of law means that provision of such requirement of law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; and
(viii)    references to “including” mean “including, without limitation”.
SECTION 1.5 References. All Section references (including references to the Preamble), unless otherwise indicated, shall be to Sections (and the Preamble) in this Agreement.
ARTICLE II
CONVEYANCES OF TRANSFERRED ASSETS
SECTION 2.1 Conveyances.
(a)    In connection with the Purchaser’s agreement to acquire one or more Loan Assets and Related Property from a Seller pursuant to this Agreement, and such Seller’s agreement to Convey such Loan Assets and Related Property to the Purchaser on a Settlement Date, the Purchaser (in accordance with and subject to the requirements of the Indenture) shall deliver written notice thereof on or prior to the Settlement Date to the Trustee substantially in the form set forth in Schedule B hereto (each, a “Settlement Notice”), designating the Settlement Date and attaching a supplement to Schedule A identifying the Loan Assets proposed to be Conveyed and the Purchase Price with respect to such Conveyance. On the terms and subject to the conditions set forth in this Agreement and the Indenture, each Seller shall Convey to the Purchaser without recourse, and the Purchaser shall accept such Conveyance, on the applicable Settlement Date, all of such Seller’s right, title and interest (whether now owned or hereafter acquired or arising, and wherever located) in and to each Loan Asset then reported by such Seller on the Schedule A attached to the related Settlement Notice and the Related Property, together with all proceeds of the foregoing but excluding the Retained Interest (if any) for such Loan Asset assume and perform from and after such Settlement Date all liabilities and obligations with respect to the applicable Loan Assets transferred at such Settlement Date. For the avoidance of doubt, Schedule A to a Settlement Notice, when delivered in accordance with the terms hereof, shall automatically be deemed to update any previously delivered Schedule A without the need for action or consent on the part of any Person.
(b)    It is the express intent and agreement of Parent, for itself and on behalf of each FinCo, and the Purchaser that each Conveyance of Transferred Assets by the Sellers to the Purchaser pursuant to this Agreement be construed as an absolute sale of such Transferred Assets by each Seller to the Purchaser providing the Purchaser with the full risks and benefits of ownership of the Transferred Assets, including the entire beneficial and equitable interest in all proceeds of such Transferred Assets and the right to receive such proceeds, providing the Purchaser with the full ownership interest in such Transferred Assets. Each Seller intends to relinquish all rights to possess, control and monitor the Transferred Assets. The Purchaser shall have no obligation to account for, replace, substitute or return any Transferred Assets to any Seller. The Purchaser shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Transferred Assets and all of the Purchaser’s right, title and interest in, to and under this Agreement, on whatever terms the Purchaser shall determine, pursuant to and subject to any restrictions in the Indenture or otherwise. Further, it is not the intention of any Seller or the Purchaser that any Conveyance be deemed a grant of a security interest in the Transferred Assets by a Seller to the Purchaser to secure a debt or other obligation of such Seller. However, to protect the Purchaser’s rights in the event that, notwithstanding the intent and agreement of the parties expressed herein, the Conveyances hereunder are characterized as secured financings and not as sales, (i) each Seller, hereby grants to the Purchaser a first priority security interest (subject only to Permitted Liens) in, to and under all of such Seller’s right, title and interest in, to and under, whether now owned or hereafter acquired, such Transferred Assets and all proceeds of the foregoing to secure an obligation of each Seller to pay over and transfer to the Purchaser any and all distributions received by each Seller (other than Excluded Amounts) in relation to the Transferred Assets from time to time, whether in cash or in kind, so that the Purchaser will receive all distributions under, proceeds of and benefits of ownership of the Transferred Assets and to secure all other obligations of each Seller hereunder, (ii) this Agreement shall be deemed to be a security agreement within the meaning of the UCC and other applicable law for purposes of such secured financing and (iii) each of each Seller and the Purchaser represents and warrants as to itself that each remittance of collections by each Seller to the Purchaser under this Agreement will be, with respect to such secured financing, (A) in payment of a debt incurred by each Seller in the ordinary course of business or financial affairs of each Seller and the Purchaser and (B) made in the ordinary course of business or financial affairs of each Seller and the Purchaser. If the Conveyances hereunder shall be characterized as secured financings and not as sales, the Purchaser and its assignees (including the Trustee for the benefit of the Secured Parties) shall have, with respect to such Transferred Assets and other related rights, in addition to all the other rights and remedies available to the Purchaser and its assignees (including the Trustee for the benefit of the Secured Parties) hereunder and under the underlying Credit Documents, all the rights and remedies of a secured party under the applicable Uniform Commercial Code as in effect in any applicable jurisdiction.
(c)    Each Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Transferred Assets to secure a debt or other obligation, such security interest would be deemed to be a first priority perfected security interest in favor of the Purchaser under applicable law and will be maintained as such throughout the term of this Agreement. Each Seller represents and warrants that the Transferred Assets are being transferred with the intention of removing them from Seller’s estate pursuant to Section 541 of the Bankruptcy Code. The Purchaser assumes all risk relating to nonpayment or failure by the obligors to make any distributions owed by them under the Transferred Assets. Except with respect to the representations, warranties and covenants expressly stated in this Agreement, each Seller assigns each Transferred Asset “as is,” and makes no covenants, representations or warranties regarding the Transferred Assets.

(d)    In connection with this Agreement, each Seller authorizes the Purchaser to file (or cause to be filed), at the Purchaser’s own expense, a financing statement or statements with respect to the Transferred Assets Conveyed or to be Conveyed by such Seller hereunder from time to time meeting the requirements of applicable state law in the jurisdiction of such Seller’s organization to perfect and protect the interests of the Purchaser created hereby under the Uniform Commercial Code as in effect in Delaware against all creditors of, and purchasers from, each Seller, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to each Seller as soon as reasonably practicable after its receipt thereof and to keep such financing statements effective at all times during the term of this Agreement.
(e)    Each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be reasonably necessary or as the Purchaser may request, in order to perfect or protect the interest of the Purchaser in the Transferred Assets Conveyed or to be Conveyed hereunder or to enable the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the foregoing, each Seller will, in order to accurately reflect the Conveyances contemplated by this Agreement, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant hereto) or other documents or instruments as may be reasonably necessary or as requested by the Purchaser and mark its records noting the Conveyance to the Purchaser of the Transferred Assets. Parent, for itself and on behalf of each FinCo, hereby authorizes the Purchaser to file and, to the fullest extent permitted by applicable law the Purchaser shall be permitted to sign (if necessary) and file, initial financing statements, continuation statements and amendments thereto and assignments thereof without further acts of Parent or any FinCo; provided that the description of collateral contained in such financing statements shall be limited to only Transferred Assets. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.
(f)    The Transferred Assets acquired, transferred to and assumed by the Purchaser from each Seller shall include each Seller’s entitlement to any surplus or responsibility for any deficiency that, in either case, arises under, out of, in connection with, or as a result of, the foreclosure upon or acceleration of any such Transferred Assets (other than Excluded Amounts).
(g)    Each Seller and the Purchaser acknowledges, agrees, represents and warrants that there are no other agreements related to the sale and purchase of the Transferred Assets other than this Agreement and any related assignment agreements and that this Agreement (along with any related assignment agreements) represents the entire agreement between the parties with respect to the transactions subject of and contemplated by this Agreement.
SECTION 2.2 Assignments. Parent, for itself and on behalf of each FinCo, and the Purchaser acknowledge and agree that, solely for administrative convenience, any transfer document or assignment agreement required to be executed and delivered in connection with the transfer of a Transferred Asset in accordance with the terms of the related underlying Credit Documents may reflect that (i) each Seller (or any Affiliate or third party from whom such Seller or the applicable Affiliate may purchase Transferred Assets) is assigning such Transferred Asset directly to the Purchaser or (ii) the Purchaser is acquiring such Transferred Asset at the Assignment Effective Date of such Transferred Asset.
SECTION 2.3 [Intentionally Omitted]
SECTION 2.4 Indemnification.
(a)    Subject to applicable law, the Sellers agree hereby to indemnify the Purchaser and its successors, transferees, and assigns (including each Secured Party) or any of such Person’s respective shareholders, officers, employees, agents or Affiliates (each of the foregoing Persons being individually called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all costs, losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any outside counsel for any indemnitee) (all of the foregoing being collectively called “Indemnified Amounts”) incurred by any Indemnified Party or awarded against any Indemnified Party in favor of any Person (including each Seller) other than such Indemnified Party arising out of (i) the fraud, bad faith or willful misconduct on the part of such Person with respect to this Agreement and (ii) Excluded Liabilities; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such Indemnified Amounts (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, bad faith or willful misconduct of such Indemnified Party or (ii) relate to the uncollectability of any Loan Asset due to an Obligor’s failure to pay any amounts due under the applicable underlying Credit Documents in accordance with its terms; provided that no Seller shall be liable for any consequential (including loss of profit), indirect, special or punitive damages hereunder.
(b)    Notwithstanding anything in Section 2.4(a) to the contrary, the maximum aggregate amount payable by a Seller to the Indemnified Parties with respect to the breach of any representation or warranty under this Agreement with respect to any Transferred Asset shall not exceed an amount equal to the Purchase Price (as adjusted pursuant to Section 3.1) plus any additional amounts as provided in Section 3.1 received by such Seller for such Transferred Asset plus any and all related costs and expenses with respect to such Transferred Asset; provided, however, that Indemnified Parties shall not be subject to any limitation pursuant to this Section 2.4(b) in connection with (x) fraud, intentional misrepresentation or a deliberate or willful breach by Seller of any of its representations and warranties under this Agreement or (y) Excluded Liabilities.
(c)    If a Seller has made any payment pursuant to this Section 2.4 and the recipient thereof later collects any payments from others (including insurance companies) in respect of such amounts or is found in a final and non-appealable judgment by a court of competent jurisdiction not to be entitled to such indemnification, then the recipient agrees that it shall promptly repay to such Seller the amount equal to such amounts collected less the amounts that such recipient received from such Seller pursuant to this Section 2.4.

(d)    Subject to Section 6.5, the remedies provided in this Section 2.4 shall be the sole and exclusive remedy against a party for Losses, provided, however, that notwithstanding the foregoing, nothing in this Section 2.4 shall limit in any way any remedy at law or equity to which a party may be entitled as a result of fraud or intentional misrepresentation or deliberate and willful breach by the other party of any of their representations and warranties under this Agreement.
SECTION 2.5 Assignment of Rights and Indemnities. Each Seller acknowledges that, pursuant to the Indenture, the Purchaser shall assign all of its right, title and interest in, to and under this Agreement, including its rights of indemnity granted hereunder, to the Trustee, for the benefit of the Secured Parties. Upon such assignment, (a) the Trustee, for the benefit of the Secured Parties, shall have all rights of the Purchaser hereunder and may in turn assign such rights, and (b) the obligations of each Seller under Section 2.4 shall inure to the Trustee, for the benefit of the Secured Parties. Each Seller agrees that, upon such assignment, the Trustee, for the benefit of the Secured Parties, may enforce directly, without joinder of the Purchaser, the indemnities set forth in Section 2.4.
ARTICLE III
CONSIDERATION AND PAYMENT
SECTION 3.1 Purchase Price.
(a)    Purchase Price. The purchase price for each Loan Asset Conveyed by a Seller to the Purchaser on each Settlement Date shall be a dollar amount equal to the fair market value of such Loan Asset Conveyed as of the Valuation Date (the “Purchase Price”), which each Seller and the Purchaser agree is the current fair market value as of the Trade Date, plus the Paid on Settlement Date Amount (if any). The Purchase Price shall be further adjusted by delayed compensation (if any), payable in accordance with Section 3.1(b).
(b)    Delayed Compensation. If a Conveyance of Loan Assets occurs on a Delayed Settlement Date, then the following shall apply:
(i)    In addition to the Purchase Price, the Purchaser shall pay the applicable Seller on the Delayed Settlement Date an amount equal to interest that would accrue for each day during the Delay Period at the Cost of Carry Rate on an amount equal to the Purchase Price.
(ii)    If the Assignment Effective Date occurs on a Delayed Settlement Date, then the “Paid On Settlement Date Amount” shall be deemed to mean an amount equal to the accrued but unpaid amount of Interest and Accruing Fees to (but excluding) the Commencement Date. All Interest and Accruing Fees accrued and paid by the obligor(s) with respect to the Transferred Assets and allocable to the Delay Period shall be for the account of the Purchaser and shall be credited to the Purchaser by the applicable Seller on the Delayed Settlement Date. All Interest and Accruing Fees accrued but unpaid by the obligor(s) with respect to the Transferred Assets and allocable to the

Delay Period shall be for the account of the Purchaser. In the event a Seller receives, on or after the Delayed Settlement Date, any such accrued but unpaid amounts referenced in the immediately preceding sentence, such Seller shall promptly forward such amounts to the Purchaser.
(c)    PIK Interest. All PIK Interest shall be allocated on a “trades flat” basis as follows, regardless of how Interest and Accruing Fees are allocated: (i) PIK Interest that is capitalized or accreted prior to the Trade Date shall be included in the principal portion of the Purchase Price; (ii) PIK Interest that is capitalized or accreted on or after the Trade Date shall be for the account of the Purchaser for no additional consideration; and (iii) PIK Interest that has accrued but not yet capitalized or accreted as of the Settlement Date shall be for the account of the Purchaser upon capitalization or accretion for no additional consideration.
(d)    Non-Recurring Fees. All Non-Recurring Fees and unreimbursed fee or expense claims related to the Loan Assets under or in connection with the Credit Documents or the transactions related thereto or contemplated thereby shall be for the account of the Purchaser.
SECTION 3.2 Payment of Purchase Price. The Transferred Assets shall, on the related Settlement Date, be Conveyed from each Seller to the Purchaser in exchange for payment by the Purchaser of the Purchase Price plus additional amounts or as otherwise adjusted pursuant to Section 3.1. The applicable Settlement Notice shall specify the applicable Transferred Asset that will be Conveyed and the corresponding Purchase Price to be paid in cash as set forth in such Settlement Notice.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.1 Seller Representations and Warranties. Parent, for itself and on behalf of each other Seller, represents and warrants to the Purchaser as of the date hereof and as of each Settlement Date:
(a)    Existence, Qualification and Power. It (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated thereby and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a material adverse effect on the Purchaser.
(b)    Authorization; No Contravention. The execution, delivery and performance by it and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate (1) any provision of any law or any governmental rule or regulation applicable to it, (2) any of its organizational documents or (3) any order, judgment or decree of any court or other agency of government binding on it or its properties (except where the violation could not reasonably be expected to have a material adverse effect on the Purchaser); (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of its contractual obligations (except where the violation could not reasonably be expected to have a material adverse effect on the Purchaser); (iii) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than any Liens created under the Indenture in favor of the Trustee for the benefit of the Secured Parties); or (iv) require any approval of its stockholders, members or partners or any approval or consent of any other Person.
(c)    Governmental Authorization; Other Consents. The execution, delivery and performance by it and the consummation of the transactions contemplated by this Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any governmental authority, except for filings and recordings with respect to the Assets to be made, or otherwise delivered to the Trustee for filing and/or recordation, as of the date hereof.
(d)    No Adverse Proceeding; Title. There is no litigation, adverse proceeding or investigation pending or threatened against Parent or any other Seller, before any governmental authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Purchaser. It is not (A) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Purchaser or (B) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Purchaser.
(e)    Good and Marketable Title. It owns and has good and marketable title to the Transferred Assets Conveyed or to be Conveyed to the Purchaser, which Transferred Assets were originated without any fraud or misrepresentation by it or, to the best of its knowledge, on the part of the applicable Obligor, and free and clear of any lien (other than the liens in favor of the Trustee for the benefit of the Secured Parties pursuant to the Indenture and inchoate liens arising by operation of law, Permitted Liens or any lien that will be released prior to or contemporaneously with the applicable Conveyance) and there are no financing statements naming it as debtor and covering the Transferred Assets other than any financing statements in favor of the Trustee for the benefit of the Secured Parties pursuant to the Indenture, Permitted Liens or any lien that will be released prior to or contemporaneously with the applicable Conveyance.
(f)    Backup Security Interest. In furtherance of the grant of security pursuant to Section 2.1(b), notwithstanding the intent and agreement of the parties, the Conveyances hereunder shall be characterized as loans or other secured financings and not as sales; accordingly:
(i)    this Agreement creates a valid and continuing lien and security interest on its right, title and interest in and to the Transferred Assets in favor of the Purchaser and the Trustee, as assignee, for the benefit of the Secured Parties, which security interest is validly perfected under Article 9 of the Uniform Commercial Code as in effect in the applicable jurisdiction (to the extent such security interest may be perfected by filing a UCC financing statement under such article), and is enforceable as such against creditors of and purchasers from it;
(ii)    the Transferred Assets are comprised of interests in instruments, security entitlements, general intangibles, accounts, certificated securities, uncertificated securities, securities accounts, deposit accounts, supporting obligations, insurance, investment property and proceeds (each as defined in the UCC) and such other categories of collateral under the UCC as to which it has complied with its obligations as set forth herein;
(iii)    it has, or on or before the Settlement Date will have, received all consents and approvals required by the terms of any Loan Asset to the sale and granting of a security interest in the Loan Assets hereunder to the Purchaser and the Trustee, as assignee on behalf of the Secured Parties; it has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in that portion of the Transferred Assets in which a security interest may be perfected by filing pursuant to Article 9 of the Uniform Commercial Code as in effect in Delaware;
(iv)    none of the underlying promissory notes that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Purchaser and the Trustee, as assignee on behalf of the Secured Parties; and
(v)    with respect to a Transferred Asset that constitutes a “certificated security,” such certificated security has been delivered to the Trustee, or will be delivered to the Trustee, and, if in registered form, has been specially Indorsed to the Trustee or in blank by an effective Indorsement or has been registered in the name of the Trustee upon original issue or registration of transfer by it of such certificated security, in each case, promptly upon receipt; provided that any file-stamped document, promissory note and certificates relating to any Loan Asset shall be delivered as soon as they are reasonably available; and in the case of an uncertificated security, by (A) causing the Trustee to become the registered owner of such uncertificated security and (B) causing such registration to remain effective.
(g)    Fair Consideration; No Avoidance for Loan Asset Payments. With respect to each Transferred Asset sold hereunder, it sold such Transferred Asset to the Purchaser in exchange for value in accordance with the provisions of this Agreement, in an amount which constitutes fair consideration, fair market value and reasonably equivalent value. Each such Conveyance referred to in the preceding sentence shall not have been made for or on account of an antecedent debt owed by it to the Purchaser and, accordingly, no such sale is or may be voidable or subject to avoidance under the Bankruptcy Code and the rules and regulations thereunder.
(h)    Adequate Capitalization; No Insolvency. As of such date it is, and after giving effect to any Conveyance it will be, solvent and it is not entering into this Agreement or consummating any transaction contemplated hereby with any intent to hinder, delay, deceive or defraud any of its creditors.
(i)    True Sale. Each Transferred Asset sold hereunder shall have been sold by it to the Purchaser with the intent that such a sale be a “true sale” and “absolute transfer”, free and clear of any Lien (except for Permitted Liens). This Agreement is the only agreement pursuant to which it sells the Transferred Assets to the Purchaser.
(j)    Notice to Agents and Obligors. It will direct any agent, administrative agent or obligor for any Loan Asset included in the Transferred Assets to remit all payments and collections with respect to such Loan Asset directly to the relevant Collection Account.
(k)    Proceeds. It acknowledges that all collections received by it or its Affiliates with respect to the Transferred Assets (other than Excluded Amounts) (the “Proceeds”) Conveyed to the Purchaser are held and shall be held in trust for the benefit of the Purchaser and its assignees until deposited into the Interest Collection Subaccount or the Principal Collection Subaccount. It shall promptly remit to the Purchaser or the Purchaser’s designee any payment or any other sums relating to, or otherwise payable on account of, the Transferred Assets (other than Excluded Amounts) that it receives after the applicable Settlement Date.
(l)    Eligibility of Loan Assets. With respect to any Transferred Asset transferred hereunder, as of the date hereof or the Settlement Date, as applicable, the information in Schedule A with respect to such Loan Asset is true, correct and complete.
SECTION 4.2 Reaffirmation of Representations and Warranties by the Sellers; Notice of Breach. Each Seller represents and warrants that, on the date hereof and on each Settlement Date, by accepting the proceeds of the related Conveyance, it shall be deemed to have certified that all representations and warranties described in Section 4.1 are true and correct in all material respects on and as of such day as though made on and as of such day (or if specifically referring to an earlier date, as of such earlier date). The representations and warranties set forth in Section 4.1 shall survive (i) the Conveyance of the Transferred Assets to the Purchaser, (ii) the termination of the rights and obligations of the Purchaser and Sellers under this Agreement and (iii) the termination of the rights and obligations of the Purchaser under the Indenture. Upon discovery by an Authorized Officer of the Purchaser or Parent of a breach of any of the foregoing representations and warranties in any material respect, the party discovering such breach shall give prompt written notice to the other and to the Trustee.

ARTICLE V
COVENANTS OF THE SELLERS
SECTION 5.1 Covenants of the Sellers. Parent, for itself and on behalf of each other Seller, hereby covenants and agrees with the Purchaser that, from the Settlement Date until the termination of this Agreement, unless the Purchaser otherwise consents in writing:
(a)    Deposit of Collections. Seller shall transfer, or cause to be transferred, all collections (if any) it receives in respect of the Loan Assets (other than Excluded Amounts) to the Trustee for the benefit of the Purchaser promptly following the date such collections are received by such Seller.
(b)    Books and Records. Seller shall maintain proper books of record and account of the transactions contemplated hereby, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions contemplated hereunder.
(c)    Accounting for Purchases. Seller will not account for or treat the transactions contemplated hereby in any manner other than as a sale of the Transferred Assets by such Seller to the Purchaser, in each case consistent with GAAP.
(d)    Liens. Seller shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights in the Transferred Assets (other than the liens in favor of the Trustee for the benefit of the Secured Parties pursuant to the Indenture, Permitted Liens and any lien that will be released prior to or contemporaneously with the applicable Conveyance). For the avoidance of doubt, this Section 5.1(d) shall not apply to any property retained by such Seller and not Conveyed or purported to be Conveyed hereunder.
(e)    Change of Name, Etc. Seller shall not change its name, or name under which it does business, in any manner that would make any financing statement or continuation statement filed by such Seller or Purchaser pursuant hereto (or by the Trustee on behalf of such Seller or Purchaser) or change its jurisdiction of organization, unless such Seller shall have given the Purchaser at least 30 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements and, in the case of a change in jurisdiction, new financing statements.
(f)    Sale Characterization. Seller shall not make statements or disclosures, or treat the transactions contemplated by this Agreement in any manner other than as a true sale or other absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Assets Conveyed or purported to be Conveyed hereunder.
(g)    Expenses. Seller shall pay its operating expenses and liabilities from its own assets.

(h)    Commingling. Seller shall not, and shall not permit any of its Affiliates to, deposit or permit the deposit of any funds that do not constitute collections of any Loan Asset into the Interest Collection Subaccount or the Principal Collection Subaccount.
(i)    SPE Covenant. Seller shall not take any action that would cause a violation of Section 7.5 of the Indenture by the Purchaser.
ARTICLE VI
MISCELLANEOUS PROVISIONS
SECTION 6.1 Amendments, Etc. This Agreement and the rights and obligations of the parties hereunder may not be amended, supplemented, waived or otherwise modified except in an instrument in writing signed by the Purchaser and Parent and permitted under the Indenture; provided that the prior written consent of a Majority of the Controlling Class is required with respect to any amendments or modifications that could have a material adverse effect on the Holders of the Notes. Notice of any amendment to or termination of this Agreement shall be provided to the Rating Agency. Any reconveyance executed in accordance with the provisions hereof shall not be considered an amendment or modification to this Agreement.
SECTION 6.2 Governing Law: Submission to Jurisdiction; Waiver of Jury Trial.
(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
(b)    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF, IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY AND TO THE FULLEST EXTENT IT IS LEGALLY PERMITTED TO DO SO (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 6.3 AND (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER

PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.
(c)    EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE PURCHASER/SELLER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 6.2 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
SECTION 6.3 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including electronic communication) and shall be personally delivered or sent by certified or registered mail (return receipt requested), by overnight delivery service (with all charges paid), by electronic mail (“e-mail”) or by hand delivery, to the intended party at the address of such party set forth below:
(a)    in the case of the Purchaser:
Loantaka LLC
c/o Corporation Service Company
251 Little Falls Drive, Wilmington, DE 19808
Attention: Loantaka LLC
E-mail Address: Pamela.Gregorski@cscglobal.com; Carrie.Tillman@cscglobal.com

(b)    in the case of the Sellers:
BLUE OWL CAPITAL CORPORATION II
399 Park Avenue, 37th Floor
New York, NY 10022
Attention: Blue Owl Operations
E-mail Address: dealclosing@blueowl.com with a copy to legal@blueowl.com
All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by e-mail, when received.
SECTION 6.4 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
SECTION 6.5 Further Assurances; Specific Performance. The Purchaser and each Seller each agree that at any time and from time to time, at its expense and upon reasonable request of the Trustee, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the Conveyances and security interests granted or purported to be granted by this Agreement or to enable the Trustee or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Transferred Assets. Each Seller hereby acknowledges that Purchaser will have no adequate remedy at law if the applicable Seller fails to perform any of its material obligations to sell the Transferred Assets to the Purchaser under this Agreement. In such event, each Seller agrees that the Purchaser shall have the right to specific performance of this Agreement, without the necessity of posting any bond and without the necessity of establishing that monetary relief would not provide an adequate remedy.
SECTION 6.6 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser, any Seller or the Trustee, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.
SECTION 6.7 Counterparts. This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this

Agreement by facsimile or e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. The parties agree that this Agreement may be electronically signed and that such electronic signatures appearing on the Agreement are the same as handwritten signatures for purposes of validity, enforceability and admissibility.
SECTION 6.8 Non-Petition. Each Seller covenants and agrees that, prior to the date that is one year (or, if longer, any applicable preference period) and one day after the payment in full of all Notes (other than contingent reimbursement and indemnification obligations which are unknown, unmatured and for which no claim has been made), no party hereto shall institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement, insolvency, winding-up or liquidation proceedings or other similar proceedings under any federal, state or foreign bankruptcy or similar law. This Section 6.8 shall survive termination of the Agreement.
SECTION 6.9 Transfer of Seller’s Interest. With respect to each transfer of a Transferred Asset on any Settlement Date, (i) the Purchaser shall, as to each Transferred Asset, be a party to the relevant underlying Credit Documents and have the rights and obligations of a lender thereunder, and (ii) each Seller shall, to the extent provided in this Agreement, and the applicable underlying Credit Documents, relinquish its rights and be released from its obligations, as to each Transferred Asset. The obligors or agents on the Transferred Asset were or will be notified of the transfer of the Transferred Asset to the Purchaser to the extent required under the applicable underlying Credit Documents. The Trustee will have possession of the related underlying Credit Documents (including the underlying promissory notes, if any).
SECTION 6.10 Binding Effect; Third-Party Beneficiaries and Assignability. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Trustee, for the benefit of the Secured Parties, and is intended by the parties hereto to be an express third-party beneficiary of this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Purchaser or any Seller without the prior written consent of the Trustee.
SECTION 6.11 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.
SECTION 6.12 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Purchaser and Parent (for itself and on behalf of the FinCo) each have caused this Loan Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

BLUE OWL CAPITAL CORPORATION II, for itself and on behalf of the FinCo

By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Authorized Signatory

LOANTAKA LLC,
as Purchaser

By:	/s/ Carrie L. Tillman
Name: Carrie L. Tillman
Title: Authorized Signatory
[Signature Page to Loan Sale Agreement]

Schedule B
FORM OF SETTLEMENT NOTICE
___________, 2026
To:    Wilmington Trust, National Association
1100 North Market Street,
Wilmington, Delaware 19890,
Attention: Loantaka LLC

Re:    Settlement Notice for Trade Date of February 12, 2026 (the “Trade Date”)
Ladies and Gentlemen:
This Settlement Notice is delivered to you pursuant to Section 2.1(a) of the Loan Sale Agreement, dated as of February 18, 2026 (together with all amendments, if any, from time to time made thereto, the “Sale Agreement”), between Loantaka LLC, as purchaser (the “Purchaser”), between Blue Owl Capital Corporation II, a Maryland corporation (“Parent”), for itself and on behalf of ORCC II Financing LLC, as FinCo (in such capacity, a “FinCo” and, together with Parent, the “Sellers”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Sale Agreement.
In accordance with Section 2.1(a) of the Sale Agreement, effective as of the date set forth above (the “Settlement Date”), the applicable Seller listed on Appendix A hereby Conveys to the Purchaser as a sale for cash of the Loan Assets listed on Schedule A hereto, together with all Related Property and proceeds of the foregoing.
Please wire the Purchase Price plus the additional amounts calculated in accordance with Article III of the Sale Agreement pursuant to such Seller’s standing wiring instructions on the Settlement Date.
Parent, for itself and on behalf of each other Seller, certifies that all conditions precedent described in the Sale Agreement have been satisfied with respect to such Conveyance.
Parent, for itself and on behalf of each other Seller, agrees that if prior to the Settlement Date any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will promptly so notify the Purchaser and the Trustee. Except to the extent, if any, that prior to the Settlement Date the Purchaser shall receive written notice to the contrary from a Seller, each matter certified to herein shall be deemed once again to be certified by Parent, for itself and on behalf of each other Seller, as true and correct in all material respects at the Settlement Date as if then made.

Parent, for itself and on behalf of each other Seller, has caused this Settlement Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer as of the date first written above.

Very truly yours,

BLUE OWL CAPITAL CORPORATION II, for itself and on behalf of the applicable other Sellers

By:
Name:
Title: Authorized Signatory

Accepted and Agreed

LOANTAKA LLC

By:
Name:
Title: